File No. 70-9123


               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                            FORM U-1
                  _____________________________
               POST - EFFECTIVE    AMENDMENT NO. 4
                               To
                     APPLICATION-DECLARATION
                              Under
         THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                  _____________________________



    Entergy Corporation                  Entergy Power, Inc.
    639 Loyola Avenue                    20 Greenway Plaza
    New Orleans, LA 70113                Suite 1025
                                         Houston, TX 77046

    Entergy Enterprises, Inc.            Entergy Global Power
    20 Greenway Plaza                    Operations Corporation
    Suite 1025                           20 Greenway Plaza
    Houston, TX 77046                    Suite 1025
                                         Houston, TX 77046

    Entergy Nuclear, Inc.                Entergy Operations
    1340 Echelon Parkway                 Services, Inc.
    Jackson, MS 39213                    110 James Parkway West
                                         Suite 110
                                         St. Rose, LA 70087

                     Entergy Power Operations U.S., Inc.
                     20 Greenway Plaza
                     Suite 1025
                     Houston, TX  77046


            (Names of companies filing this statement
          and addresses of principal executive offices)
                  ____________________________

                       Entergy Corporation

        (Name of top registered holding company parent of each applicant or declarant)

                  _____________________________


                        Steven C. McNeal
                  Vice President and Treasurer
                       Entergy Corporation
                        639 Loyola Avenue
                      New Orleans, LA 70113


           (Names and addresses of agents for service)
                  _____________________________

         The Commission is also requested to send copies of any communications in connection with this matter to:


                        Steven C. McNeal
                  Vice President and Treasurer
                     Entergy Services, Inc.
                        639 Loyola Avenue
                      New Orleans, LA 70113


                      Mark W. Hoffman, Esq.
                     Entergy Services, Inc.
                        639 Loyola Avenue
                      New Orleans, LA 70113


                      Kent R. Foster, Esq.
                         Vice President
                     Entergy Services, Inc.
                          P.O. Box 8082
                      Little Rock, AR 72203

Item 1.   Description of Proposed Transactions

          Item 1 of the Application-Declaration in this file, as previously amended, is hereby amended and restated to read in its entirety as follows:

     "Entergy Corporation ("Entergy"), a Delaware corporation which is a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"), and its wholly-owned subsidiaries Entergy Enterprises, Inc., Entergy Power, Inc., Entergy Nuclear, Inc., Entergy Operations Services, Inc., Entergy Global Power Operations Corporation and Entergy Power Operations U.S., Inc. (Entergy and such other subsidiaries, collectively, the "Applicants"), hereby request a supplemental order of the Securities and Exchange Commission (the "Commission") under the Act, to the extent not exempt from Commission approval under the Act, or otherwise permitted or authorized under the Act pursuant to Commission rule, regulation or order, to extend through December 31, 2005, the following existing authorizations granted pursuant to the initial order of the Commission in this File, dated June 22, 1999 (the "June 1999 Order"), which are currently effective through December 31, 20021: (1) for Entergy to acquire, directly or indirectly, the securities of one or more companies (collectively, the "New Subsidiaries") organized for purposes of performing certain service and development activities and/or for purposes of acquiring (including financing or refinancing an acquisition), owning and holding the securities of (i) "exempt wholesale generators" ("EWGs"), as defined in Section 32(a) of the Act,
(ii) "foreign utility companies" ("FUCOs"), as defined in Section 33(a) of the Act (EWGs and FUCOs are sometimes collectively referred to as "Exempt Projects"), (iii) "exempt telecommunications companies" ("ETCs"), as defined in Section 34(a) of the Act, (iv) other subsidiary companies (including "O&M Subs", as hereinafter defined) that are authorized or permitted by rule, regulation or order of the Commission under the Act to engage in other businesses ("Authorized Subsidiary Companies")2,
(v) other New Subsidiaries and/or (vi) "energy-related companies", as defined in Rule 58 under the Act ("Energy-related Companies") (New Subsidiaries, Exempt Projects, ETCs, Authorized Subsidiary Companies and Energy-related Companies are collectively referred to herein as "Non-utility Companies"); (2) for Entergy to acquire, directly or indirectly, the securities of one or more subsidiaries ("O&M Subs") organized for the purpose of providing operations and maintenance services to non-associate companies and associate Non-utility Companies; (3) for Non-utility Companies to issue and sell securities to Entergy, to other Non-utility Companies and/or to non-associate companies for the purpose of financing (or refinancing) investments in Non-utility Companies3; and (4) for certain related transactions, all as more particularly described herein.

I. Proposed Transactions

     A.   Organization of New Subsidiaries, O&M Subs and Related
          Transactions

     Pursuant to the June 1999 Order, Entergy is currently authorized, through December 31, 2002, to, directly or indirectly, acquire the securities of New Subsidiaries. To facilitate its investments in FUCOs, EWGs and other Non-utility Companies, and to provide Entergy with additional flexibility to structure (and restructure) its investments in Non-utility Companies, Entergy proposes that its authorization to create New Subsidiaries be extended for an additional term of three years (i.e., from January 1, 2003 through December 31, 2005) (the "New Authorization Period"). As set forth in the June 1999 Order, New Subsidiaries may be direct or indirect subsidiary companies used to acquire, hold and/or finance the acquisition of, the securities of one or more Exempt Projects, ETCs, Energy-related Companies, other New Subsidiaries, O&M Subs and/or other Authorized Subsidiary Companies, or to raise debt or equity capital for purposes described herein. New Subsidiaries may also perform Development Activities, Administrative Services and/or Consulting Services, as described further below. To the extent such transactions are not exempt from the Act or otherwise authorized or permitted by rule, regulation or order of the Commission issued thereunder, Entergy requests authority for New Subsidiaries to engage in the activities described herein.

     There are a number of legal and business reasons for the use of special purpose subsidiaries such as the New Subsidiaries in connection with investments in Non-utility Companies. For example, the formation and acquisition of special purpose subsidiaries is often necessary or desirable to facilitate the acquisition and ownership of a FUCO, an EWG or another Non-utility Company. Furthermore, the laws of some foreign countries may require that the bidder in a privatization program be a domestic company in that country. In such cases, it would be necessary for Entergy to form a foreign subsidiary as the entity submitting the bid or other proposal. In addition, the interposition of one or more New Subsidiaries may allow Entergy to defer the repatriation of foreign source income, or to take full advantage of favorable tax treaties among foreign countries, or otherwise to secure favorable U.S. income tax treatment that would not otherwise be available. New Subsidiaries also serve to isolate business risks, facilitate subsequent adjustments to, or sales to, ownership interests by or among the members of the ownership group, or to raise debt or equity capital in domestic or foreign markets.

     A New Subsidiary may be organized, among other things, (1) in order to facilitate the making of bids or proposals to develop or acquire an interest in any EWG, FUCO or another Non-utility Company; (2) after the award of such a bid proposal, in order to facilitate closing on the purchase or financing of an EWG, FUCO or another Non-utility Company; (3) at any time subsequent to the consummation of an acquisition of an interest in an EWG, FUCO or another Non-utility Company in order, among other things, to effect an adjustment in the respective ownership interests in such business held by Entergy and non-affiliated investors; (4) to facilitate the sale of ownership interests in one or more EWGs, FUCOs or other Non-utility Companies; (5) to comply with applicable laws of foreign jurisdictions limiting or otherwise relating to the ownership of domestic companies by foreign nationals; (6) as a part of tax planning in order to limit Entergy's exposure to U.S. and foreign taxes; (7) to further insulate Entergy, its domestic retail electric utility companies, and its other regulated businesses from operational or other business risks associated with investments in Non-utility Companies; or (8) for other lawful business purposes.

     Investments in New Subsidiaries may take the form of any combination of the following: (1) purchases of capital shares, partnership interests, member interests in limited liability companies, trust certificates or other forms of equity interests (collectively, "Equity Securities"); (2) capital contributions;
(3) open account advances without interest; (4) loans; and (5) Guarantees issued, provided or arranged in respect of the securities or other obligations of the New Subsidiaries (as authorized by supplemental order of the Commission, dated August 21, 2000 (HCAR No. 27216) in this File). Funds for any direct or indirect investment by Entergy in any New Subsidiary will be derived from (1) the issue and sale by Entergy of common stock, preferred stock and, directly or indirectly, through one or more special purpose financing subsidiaries, unsecured long-term indebtedness and other forms of preferred or equity-linked securities, pursuant to order of the Commission, dated April 3, 2001 (HCAR No. 27371) (the "April 2001 Order"); (2) the issue and sale of common stock in connection with Entergy's Divided Reinvestment and Stock Purchase Plan, pursuant to orders of the Commission dated March 25, 1997 (HCAR No. 26693) and December 15, 2000 (HCAR No. 27300); (3) the issue and sale of short term debt, pursuant to the order of the Commission dated February 26, 1997 (HCAR No. 26674) and the April 2001 Order; (4) any appropriate future debt or Equity Securities issuance authorization obtained by Entergy from the Commission; and (5) other available cash resources. To the extent that Entergy provides funds to a New Subsidiary which are used for the purpose of making an investment in an Exempt Project or an Energy-related Company, the amount of such funds would be included in Entergy's "aggregate investment" in such entities, as calculated in accordance with Rule 53 or Rule 58, as applicable.

     Entergy may determine from time to time to consolidate or otherwise reorganize all or any part of its direct and indirect ownership interests in Non-utility Companies and/or New Subsidiaries through which it may hold investments in Non-utility Companies, and activities and functions related to such investments, under one or more New Subsidiaries. To effect any such consolidation or other reorganization, Entergy could, among other things, directly or indirectly contribute to a New Subsidiary all of the outstanding Equity Securities of one or more Non-utility Companies (including a New Subsidiary) or sell the Equity Securities of one or more Non-utility Companies to a New Subsidiary. Alternatively, a Non-utility Company could dividend the securities of one or more Non-utility Companies (including a New Subsidiary) to a New Subsidiary.

     To the extent such transactions are not exempt from the Act or otherwise authorized or permitted by rule, regulation or order of the Commission issued thereunder, Entergy hereby requests a continuation of its existing authorization under the Act to consolidate or otherwise reorganize, under one or more New Subsidiaries, Entergy's ownership interests in one or more Non-utility Companies the acquisition of the securities of which is exempt from Commission approval under the Act. As indicated above, such transactions may take the form of such Non-utility Companies selling, contributing or transferring such ownership interests in the form of a dividend to New Subsidiaries, and New Subsidiaries acquiring, directly or indirectly, the Equity Securities of such Non-utility Companies. Each such transaction would be effected in compliance with all applicable state or foreign laws and accounting requirements, and any sale transaction would be effected for a consideration equal to the book value of the Equity Securities of the Non-utility Company being sold. Entergy will report on the completion of each such transaction in the next quarterly certificate filed pursuant to Rule 24 in this File, as described below. Entergy further requests that the Commission reserve jurisdiction over consolidations or other reorganizations of Entergy's direct or indirect ownership interests in any Non-utility Companies, the acquisition of the securities of which is not exempt from the Act or authorized by the Commission under the Act, pending completion of the record.

     In addition, Entergy hereby requests an extension for the New Authorization Period of its existing authorization to, directly or indirectly, organize and acquire the Equity Securities of O&M Subs. Subsequent to such organization, investments in O&M Subs may take the form of (1) additional purchases of Equity Securities; (2) capital contributions or open account advances without interest; (3) loans; (4) Guarantees of the securities or other obligations of an O&M Sub (as authorized by supplemental order of the Commission, dated August 21, 2000 (HCAR No. 27216) in this File); or (5) any combination of the foregoing. O&M Subs are direct or indirect special purpose subsidiary companies of Entergy offering various operations and maintenance services (hereinafter "O&M Services") to or for the benefit of developers, owners and operators of domestic and foreign power projects and other electric utility systems or facilities, including projects that Entergy may develop on its own (through an associate Non-utility Company) or in collaboration with third parties. O&M Services would continue to include, but not be limited to, development, engineering, design, construction and construction management, pre-operational startup, testing, and commissioning, long-term operations and maintenance, fuel procurement, management and supervision, technical and training, administrative support, market analysis, consulting, coordination and any other managerial, technical, administrative or consulting services required in connection with the business of owning or operating facilities used for the generation, transmission or distribution of electric energy (including related facilities for the production, conversion, sale or distribution of thermal energy) or coordinating their operations in the power market.4 An O&M Sub may also lease all or a portion of the facilities with respect to which it is providing O&M Services. However, an O&M Sub will not undertake to enter into such leases without further approval of the Commission if, as a result thereof, such O&M Sub would become a "public-utility company" as defined in the Act.

     To the extent such transactions are not exempt from the Act or otherwise authorized or permitted by rule, regulation or order of the Commission issued thereunder, Entergy specifically requests additional authorization to, directly or indirectly, make initial investments in the Equity Securities of New
Subsidiaries or O&M Subs during the New Authorization Period up to an aggregate amount of $750 million (the "Aggregate
Authorization").

     Pursuant to the June 1999 Order, New Subsidiaries and O&M Subs (as well as other Non-utility Companies) are authorized, from time to time, (i) to provide other associate Non-utility Companies with Administrative Services, (ii) to provide Consulting Services to other associate Non-utility Companies and to non-associate companies, and (iii) to engage in Development Activities. Administrative Services include, for example, corporate and project development and planning, management, administrative, employment, tax, legal, accounting, engineering, consulting, marketing, utility performance, and electronic data processing services, and intellectual property development, marketing and other support services. Development Activities include, for example, investigating sites, research, engineering and licensing activities, acquiring options and rights, contract drafting and negotiation, legal, accounting and financial analysis, preparing and submitting bids and proposals, and other activities necessary to identify and analyze investment opportunities on behalf of Entergy System companies (other than Entergy's domestic retail electric utility companies or other regulated businesses (collectively, the "Excepted Companies")5). Consulting Services include, for example, providing System developed technical capabilities and expertise to Non-utility Companies and to non associate companies, primarily in the areas of electric power generation, transmission and distribution and operations ancillary thereto.6 (Administrative Services, Development Activities and Consulting Services are collectively referred to herein as "Other Services").

     To the extent not otherwise exempt pursuant to rule, regulation or order of the Commission, pursuant to the June 1999 Order, Non-utility Companies are authorized to provide such "Other Services" to associate Non-utility Companies, and O&M Subs are authorized to provide O&M Services to associate Non-utility Companies, in either case, from time to time on a basis other than "at cost", if one or more of the following conditions shall apply:

     (1) such associate Non-utility Company is a FUCO or is a EWG that derives no part of its income, directly or indirectly, from the generation and sale of electric energy within the United States;

     (2) such associate Non-utility Company is an EWG that sells electricity at market-based rates which have been approved by the FERC or the appropriate state public utility commission, provided that the purchaser is an Excepted Company;

     (3) such associate Non-utility Company is a "qualifying facility" ("QF") under the Public Utility Regulatory Policies Act of 1978, as amended ("PURPA") that sells electricity exclusively at rates negotiated at arm's length to one or more industrial or commercial customers purchasing such electricity for their own use and not for resale, or to an electric utility company (other than an Excepted Company) at the purchaser's "avoided cost" determined in accordance with the regulations under PURPA; or

     (4) such associate Non-utility Company is an EWG or a QF that sells electricity at rates based upon its cost of service, as approved by the FERC or any state public utility commission having jurisdiction, provided that the purchaser of such electricity is not an Excepted Company.

In addition to the foregoing, Non-utility Companies are also authorized, pursuant to the June 1999 Order, to provide Other Services on a basis other "at cost" (i) to partially owned associate Non-utility Companies, provided that the ultimate purchaser of such Other Services is not an Excepted Company, and
(ii) to any associate Non-Utility Company (a) that is engaged solely in the business of developing, owning, operating and/or providing Other Services to such partially owned associate Non-utility Companies or to the associate Non-utility Companies described in clauses (1) - (4) above, or (b) that does not derive, directly or indirectly, any material part of its income from sources within the United States and is not a public utility company operating within the United States.

     Entergy proposes that Non-utility Companies continue to provide "Other Services" to Non-utility Companies and/or non-
associate companies, as applicable.   Entergy further proposes
that Non-utility Companies continue to provide Other Services to Non-utility Companies, and that O&M Subs continue to provide O&M Services to Non-utility Companies, on a basis other than "at cost", subject to the terms and conditions set forth above and in the June 1999 Order.

     To the extent that any Non-utility Company utilizes the expertise or resources of an Excepted Company in connection with the performance of Other Services or O&M Services, such expertise or resources shall continue to be provided in a manner consistent with the terms and conditions set forth in the Commission's June 22, 1999 order (HCAR No. 27040) in File No. 70-8529 (the
"Settlement Agreement Order").7

     B.   Issuance of Securities.

     To the extent such transactions are not exempt from the Act or otherwise authorized or permitted by rule, regulation or order of the Commission issued thereunder, Entergy also requests an extension of its existing authorization for Non-utility Companies to issue and/or sell equity or debt securities, including common stock, LLC member interests, partnership and limited partnership interests, preferred stock or other preferred or equity-linked securities (collectively, "preferred securities"), short-term debt securities, such as promissory notes or commercial paper, and long-term debt securities (collectively, "Other Securities") to Entergy, to other Non-utility Companies or to non-associate companies, including banks, insurance companies, and other financial institutions.8 Entergy proposes that Other Securities be issued and sold by Non-utility Companies to Entergy, to other Non-utility Companies or to non-associate companies pursuant to the authorization requested herein in one or more transactions from time to time during the New Authorization Period.

     Such Other Securities will be subject to the following financing parameters:

     (1) The effective cost of money on long-term debt borrowings will not exceed the greater of (i) 500 basis points over the comparable-term U.S. Treasury securities or (ii) a gross spread over U.S. Treasuries that is consistent with similar securities of comparable credit quality and maturities issued by other companies.

     (2) The effective cost of money on short-term debt borrowings will not exceed the greater of (i) 500 basis points over the comparable-term London Interbank Offered Rate ("LIBOR") or (ii) a gross spread over LIBOR that is consistent with similar securities of comparable credit quality and maturities issued by other companies.

     (3) The dividend rate on any series of preferred securities will not exceed the greater of (i) 500 basis points over the yield to maturity of a U.S. Treasury security having a remaining term equal to the term of the series of preferred securities or (ii) a rate that is consistent with similar securities of comparable credit quality and maturities issued by other companies.

Also, in the case of the issuance of any Other Securities that involve loans by Entergy or a Non-Utility Company to a Non-utility Company at interest rates and maturities designed to provide a return to the lending company in excess of its effective cost of capital, the borrowing Non-utility Company will not provide any services to any associate Non-utility Company except a company which meets one of the conditions for the rendering of services on a basis other than "at cost", as described above and in the June 1999 Order.

     In the event any Other Securities are issued, Entergy will include in the next certificate filed pursuant to Rule 24 in this File substantially the same information as that required on Form U-6B-2 with respect to such transaction.9 In addition, the outstanding principal amount of any such Other Securities that are issued during the New Authorization Period will be included in the $750 million Aggregate Authorization requested herein.

     The net proceeds from the issuance and sale of Other Securities would be used for general corporate purposes, including without limitation (1) for loans to and/or equity investments in Non-utility Companies; (2) for the repayment, refinancing or redemption of outstanding securities of Entergy or Non-utility Companies originally issued for purposes of acquiring interests in Non-utility Companies or providing funds for the authorized or permitted business activities of such companies; and (3) for working capital or other cash requirements of Non-utility Companies, provided that such net proceeds will only be applied to finance activities that are exempt under the Act or are otherwise authorized or permitted by rule, regulation or order of the Commission issued thereunder, and provided further, that at the time of issuance of any Other Securities authorized by the Commission herein that are recourse to Entergy, directly or indirectly, the proceeds of which are to be used to invest in any Exempt Project, Entergy will be in compliance with Rule 53 (as modified by order of the Commission, dated June 13, 2000 (HCAR No. 27184)).10

     Entergy represents and agrees that no System operating company will incur any indebtedness, extend any credit, or sell or pledge its assets, directly or indirectly, to or for the benefit of any Non-utility Company, and that any Other Securities that may be issued by a Non-utility Company, and any Guarantees that may be issued by Entergy or a Non-utility Company, will not be recourse to any System operating company.

     C.   Payment of Dividends.

     To the extent such transactions are not exempt from the Act or otherwise authorized or permitted by rule, regulation or order of the Commission issued thereunder, Entergy requests authorization under Section 12(c) of the Act and Rule 46 thereunder to extend (from December 31, 2002 to December 31,
2005), the period through which Non-utility Companies (including without limitation Varibus Oil and Gas LLC (formerly, Varibus Corporation), GSG&T, Inc., Southern Gulf Railway Company and Prudential Oil and Gas LLC (formerly Prudential Oil and Gas, Inc.), each of which is a direct, wholly-owned subsidiary of Entergy Gulf States) may, from time to time, declare and pay dividends to their respective immediate parent companies out of capital or unearned surplus (to the extent permitted under applicable corporate law and any applicable financing agreement which restricts distributions to shareholders).

     The payment by Non-utility Companies of dividends out of capital or unearned surplus will not contravene the intent of
Section 12(c) of the Act. Permitting the use of distributable cash to pay dividends ultimately to Entergy will benefit the Entergy System by enabling Entergy to reduce or refinance outstanding borrowings and fund operations of Entergy System companies. The payment of dividends out of capital or unearned surplus will not be detrimental to the financial integrity of the Entergy System or jeopardize the working capital of any of the Excepted Companies (including any public-utility subsidiary company of Entergy) since the original source of such dividends would be distributable cash derived exclusively from Entergy's investments in Non-utility Companies.

II.  Compliance With Rules 53 and 54.

     Entergy hereby represents that, pursuant to Rule 54 under the Act, all of the criteria of Rule 53(a) and (b) are satisfied. For purposes of Rule 53(a)(1), Entergy's aggregate investment in Exempt Projects as of March 31, 2002 (approximately $1.74 billion) was approximately 48.81% of Entergy's consolidated retained earnings as of March 31, 2002. Furthermore, Entergy has complied, and will continue to comply, with the record keeping requirements of Rule 53(a)(2), with the limitation in Rule 53(a)(3) on the use of System operating company personnel in rendering services to Exempt Projects, and with the requirements of Rule 53(a)(4) concerning the submission of certain filings and reports under the Act to retail regulatory commissions. Finally, none of the circumstances described in Rule 53(b) has occurred."

                           SIGNATURES

     Pursuant to the requirements of the Public Utility Holding
Company Act of 1935, the undersigned companies have duly caused this amendment to be signed on their behalf by the undersigned thereunto duly authorized.

                              ENTERGY CORPORATION
                              ENTERGY ENTERPRISES, INC.
                              ENTERGY NUCLEAR, INC.
                              ENTERGY OPERATIONS SERVICES, INC.
                              ENTERGY GLOBAL POWER OPERATIONS
                                CORPORATION
                              ENTERGY POWER OPERATIONS U.S., INC.



                              By:     /s/ Steven C. McNeal
                                 Steven C. McNeal
                                 Vice President and Treasurer




                              ENTERGY POWER, INC.



                              By:    /s/ Steven C. McNeal
                                 Steven C. McNeal
                                 Treasurer





Dated: November 15, 2002



_______________________________
1 See Entergy Corporation et al., Holding Company Act Release ("HCAR") No. 27039 (June 22, 1999).
2 The Authorized Subsidiary Companies currently consist of Entergy Enterprises, Inc.; Entergy Power, Inc.; Entergy Nuclear, Inc.; Entergy Nuclear Operations, Inc.; Entergy Operations Services, Inc.; Entergy Global Power Operations Corporation; Entergy Power Operations U.S., Inc.; Entergy Nuclear Fuels Company; Entergy Shaw, LLC; EN Services, LP and Gulf South Pipeline, LP.
3 The June 1999 Order authorized Entergy and its Non-utility Companies to engage in such financing transactions, as well as to issue guarantees or provide other forms of credit enhancement (collectively, "Guarantees") to or for the benefit of Non-utility Companies, in an aggregate amount (together with the amount of any initial investments in the Equity Securities, as hereinafter defined, of New Subsidiaries and O&M Subs) not to exceed $750 million through December 31, 2002. By supplemental order of the Commission, dated August 21, 2000 (HCAR No. 27216) in this File, Entergy and its Non-utility Companies were subsequently authorized to issue Guarantees to, or for the benefit of Non-utility Companies, from time to time through December 31, 2005, in an aggregate principal not to exceed $2 billion at any one time outstanding. Accordingly, Applicants do not seek a renewal of such Guaranty authority at this time.
4 Except for consulting services that may be required in connection with the business of owning or operating such facilities or coordinating their operations in power markets, O&M Subs will not otherwise be engaged in the provision of "Consulting Services" ( as hereinafter defined) to associate and non-associate companies.
5 The "Excepted Companies" include the Entergy System's five domestic retail electric utility companies (Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., and Entergy New Orleans, Inc. (collectively, the "System operating companies")), System Energy Resources, Inc., System Fuels, Inc. Entergy Services, Inc., Entergy Operations, Inc. and any other subsidiaries that Entergy may create, the activities and operations of which are primarily related to the domestic sale of electric energy at retail (exclusive of Non-utility Companies) or at wholesale to Entergy's affiliates or the provision of goods or services thereto.
6 For example, Consulting Services could include the provision of (1) management expertise and services, such as strategic planning, feasibility studies, organization and policy matters; (2) technical expertise and services, such as design engineering, availability engineering, construction management planning and procedures, financial planning, system planning and operational planning; (3) operating expertise, particularly in the operation and maintenance of generating plants, transmission, distribution and telecommunication facilities; (4) environmental expertise, such as environmental licensing and compliance, negotiation of federal, state, local and foreign governmental permits and environmental planning;
   (5) training expertise and services, particularly in the area of operations and management; (6) technical and procedural resources, such as are embedded in computer systems, programs and manuals; (7) expertise in fuel procurement, delivery and storage; (8) expertise relating to the marketing and brokering of energy commodities; and (9) demand side management or other energy management consulting services. Consulting Services may include the marketing to non associate companies of intellectual property developed or otherwise acquired by System companies, subject to the profit sharing provisions set forth in certain settlement arrangements that Entergy entered with certain of its state and local regulators in 1992, 1993 and 1998.
7 In accordance with settlement arrangements that Entergy entered into with certain of its state and local regulators in 1992, 1993 and 1998 (collectively, the "Settlement Agreement"), Entergy agreed, subject to the receipt of Commission approval in File No. 70-8529, to implement special pricing provisions relating to certain transfers of services between Excepted Companies and Entergy's non-utility businesses. To the extent that any of the transactions described herein would involve transfers to which the provisions of the Settlement Agreement would apply, the Applicants agree that such transactions will be subject to, and performed in compliance with, such applicable provisions and the Settlement Agreement Order with respect thereto. Entergy has accounted for services between Excepted Companies and Entergy's non-utility businesses to which such pricing provisions apply.
8 Issuances of securities generally are not subject to prior Commission approval under the Act pursuant to Rule 52(b), provided that the conditions of the rule are satisfied, including that the interest rate and maturity date of debt securities that are issued to associate companies are designed to parallel the effective cost of capital of the lending company. Under certain circumstances, however, it may be desirable for Entergy or a Non-utility Company to make a loan to a Non-utility Company at a rate of interest or with a maturity that does not provide a return equivalent to the lending company's cost of capital.
9 If an Energy-related Company issues Other Securities, it will also report such issuance to the Commission as required under Form U-9C-3.
10 In addition, to the extent such action is not exempt from the Act or otherwise authorized or permitted by rule, regulation or order of the Commission issued thereunder, Entergy requests that Non-utility Companies be permitted to modify the terms of their charters or other governing documents ("Charter Amendments") as necessary to effectuate the issuance of Other Securities. Entergy would describe the general terms of any Charter Amendment in the next quarterly certificate filed with the Commission pursuant to Rule 24 in this File.